Exhibit 99.01
Glu Prices Offering of $15 Million of Common Stock
SAN FRANCISCO — January 11, 2011 — Glu Mobile Inc. (NASDAQ: GLUU), a leading global publisher of social games for smartphone and tablet devices, priced a public offering of 7,317,074 shares of its common stock at $2.05 per share. Glu expects to receive net proceeds of approximately $13.8 million from the sale of the common stock. Glu has granted a 30-day option to the underwriters to purchase up to an additional 1,097,561 shares to cover over-allotments. The offering is subject to customary closing conditions and is expected to close on Friday, January 14, 2011.
Glu plans to use the net proceeds of the offering primarily to accelerate development of its global social gaming community.
Roth Capital Partners is acting as sole bookrunner for the offering with Craig-Hallum Capital Group, Merriman Capital and Northland Capital Markets acting as co-managers.
The offering is being made pursuant to a shelf registration statement filed with the Securities and Exchange Commission (SEC) on November 12, 2010, which became effective on December 3, 2010. The offering will be made by a preliminary prospectus supplement, has been filed with the SEC, and a final prospectus supplement, which is being filed with the SEC.
Copies of the prospectus supplement may be obtained, when available, from the offices of Roth Capital Partners by e-mail to rothecm@roth.com, by fax to +1-949-720-7227, or by mail to 24 Corporate Plaza Drive, Newport Beach, CA, 92660, Attention: Equity Capital Markets.
This press release does not constitute an offer to sell or solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Glu Forward-Looking Statement
This press release contains certain “forward-looking statements” related to the businesses of Glu Mobile Inc. which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans” or similar expressions, including expectations regarding completion of and anticipated proceeds from the proposed public offering, and the planned use of such proceeds. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to execution market acceptance, future capital requirements, proprietary intellectual property protection, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our public filings with the SEC . Glu is not under obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
Media:
Glu Mobile Inc.
Michael Breslin, 415-630-0650
michael.breslin@glu.com
or
Investor Relations:
ICR
Seth Potter, 646-277-1230
ir@glu.com